Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Announces Strong Second Quarter Earnings

Second quarter 2010 highlights

¡	Earnings per share up over 200% versus year-ago quarter and last quarter.
¡	Net sales increased 42% versus second quarter 2009.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended June 30, 2010 of $56.9 million, or $0.86 per diluted share, on sales of $818.4 million. This represents an improvement from the quarter ended June 30, 2009 net income of $16.9 million, or $0.26 per diluted share, on sales of $574.9 million. Sales for the second quarter of 2010 increased $243.5 million compared to the second quarter of 2009 driven primarily by higher sales prices for most of the Company’s major products. Income from operations was $99.5 million for the second quarter of 2010 as compared to $36.2 million for the second quarter of 2009. Income from operations benefited from improved Olefins integrated product margins resulting from increases in product prices, which were only partially offset by increased feedstock costs. This increase in income from operations was partially offset by lower PVC resin and pipe margins.

Second quarter 2010 earnings of $56.9 million, or $0.86 per diluted share, are an improvement over the $17.6 million, or $0.27 per diluted share, reported by the Company in the first quarter of 2010. Sales in the second quarter of 2010 were $818.4 million compared to sales of $778.3 million in the first quarter of 2010, an increase of $40.1 million. The increase in sales was largely due to higher average sales prices for all major products. Second quarter 2010 income from operations of $99.5 million was an increase of $65.1 million over the income from operations in the first quarter of 2010 of $34.4 million. The increase in income from operations was primarily due to higher Olefins integrated product margins resulting from lower feedstock costs, continued strong demand for polyethylene and higher sales prices. In addition, during the first quarter we had an unscheduled outage at one of the ethylene units at our Lake Charles facility caused by freezing temperatures.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a significant improvement in earnings in the second quarter of 2010 as the Olefins segment margins continued to improve. The Olefins segment benefited from strong domestic and export demand for polyethylene and lower feedstock costs. Our natural gas-based production of ethylene continues to have a cost advantage over naphtha-based ethylene. In addition, we bolstered our cash position in July 2010 with the issuance of $100.0 million in tax exempt bonds, restricted for qualifying investments.”

Net income for the six months ended June 30, 2010 was $74.6 million, or $1.13 per diluted share, on net sales of $1,596.7 million. This represents an increase in net income of $63.8 million, or $0.97 per diluted share, from the six months ended June 30, 2009 net income of $10.8 million, or $0.16 per diluted share, on net sales of $1,063.1 million. Sales for the six months ended June 30, 2010 increased $533.6 million compared to the prior year period mainly due to higher sales prices and sales volumes for most of our major products. Income from operations was $134.0 million for the six months ended June 30, 2010 as compared to $35.3 million for the six months ended June 30, 2009. The increase in income from operations was primarily attributable to improved production rates for most of our major products and higher Olefins integrated product margins as compared to the prior year period. This increase was partially offset by lower caustic margins resulting from a 47.1% decrease in industry caustic prices compared to the first six months of 2009 and the unscheduled outage at one of our ethylene units in Lake Charles in the first quarter of 2010. In addition, trading activity for the six months ended June 30, 2010 resulted in a loss of $2.2 million compared to a gain of $3.9 million for the six months ended June 30, 2009. Income from operations for the six months ended June 30, 2009 was negatively impacted by an unscheduled outage at our Calvert City facility and a turnaround at one of our ethylene units in Lake Charles.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2010 increased $63.9 million to $131.5 million from $67.6 million in the first quarter of 2010. EBITDA for the second quarter of 2010 increased $63.1 million compared to the EBITDA of $68.4 million in the second quarter of 2009. A reconciliation of EBITDA to reported net income and to net cash (used for) provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $55.6 million in the first six months of 2010. Capital expenditures for the first six months of 2010 were $31.1 million. At June 30, 2010, we had $142.3 million of net debt. Net debt is long-term debt of $515.4 million less cash balances of $373.1 million ($84.3 million of the cash balances are restricted for qualifying investments). In addition, we issued $100.0 million in tax-exempt bonds in July 2010, which are also restricted for qualifying investments in the state of Louisiana.

OLEFINS SEGMENT

Income from operations increased by $66.9 million to $111.2 million in the second quarter of 2010 from $44.3 million in the second quarter of 2009. This increase was mainly attributable to improved Olefins integrated product margins, which were partially offset by a loss from trading activity. Olefins integrated product margins benefited from a significant increase in product prices, which outpaced the increase in feedstock costs. Trading activity resulted in a loss of $2.6 million in the second quarter of 2010 compared to a loss of $0.1 million in the second quarter of 2009.

Income from operations for the second quarter of 2010 for the Olefins segment of $111.2 million increased $53.0 million from the $58.2 million reported in the first quarter of 2010. This increase was primarily due to increased Olefins integrated product margins as a result of a decrease in average feedstock costs, continued strong demand for polyethylene and higher sales prices.

Income from operations in the first six months of 2010 was $169.4 million, an increase of $109.0 million from the $60.4 million in the first six months of 2009. This increase was mainly attributable to improved Olefins integrated product margins, higher operating rates and increased polyethylene sales volume. The increase was partially offset by the unscheduled outage at one of our ethylene units in Lake Charles during the first six months of 2010. In addition, trading activity resulted in a loss of $2.2 million for the six months ended June 30, 2010 as compared to a gain of $3.9 million for the prior year period. The first six months of 2009 was negatively impacted by a turnaround at one of our ethylene units in Lake Charles.

VINYLS SEGMENT

The Vinyls segment incurred a loss from operations of $10.9 million in the second quarter of 2010 compared to a loss from operations of $4.8 million in the second quarter of 2009. This decrease was primarily due to lower PVC resin and pipe margins, which were negatively impacted by higher feedstock costs. These factors were only partially offset by higher caustic volumes and increased sales prices. In addition, continued weakness in the construction markets has prevented us from raising downstream fabricated products prices to sufficiently offset cost increases.

The Vinyls segment loss of $10.9 million in the second quarter of 2010 was an improvement as compared to the loss of $14.9 million in the first quarter of 2010. The improved results were primarily due to higher caustic sales prices and margins.

The Vinyls segment incurred a loss from operations of $25.8 million for the six months ended June 30, 2010 as compared to a loss from operations of $20.2 million for the six months ended June 30, 2009, a negative change of $5.6 million. Operating results were negatively impacted by lower margins for caustic, resulting from a 47.1% decrease in industry caustic prices, and higher feedstock costs compared to the prior year period.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC in February 2010.

In this release, Westlake refers to non-GAAP financial measures, EBITDA and net debt. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income (loss) and to cash flow from operating activities. We have presented net debt because management believes that net debt is helpful in analyzing leverage and uses it as a performance measure. Net debt should not be considered as an alternative to total debt determined in accordance with GAAP.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter 2010 results will be held Tuesday, August 3, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 825-3209, or (617) 213-8061 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 88106536.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. EDT on Tuesday, August 10, 2010. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 36309906.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=3223147 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$818,389	$574,865	$1,596,723	$1,063,116
Cost of sales	692,365	519,203	1,413,019	987,390

Gross profit	126,024	55,662	183,704	75,726

Selling, general and administrative expenses	26,487	19,487	49,738	40,454

Income from operations	99,537	36,175	133,966	35,272

Interest expense	(8,784)	(8,795)	(17,572)	(17,391)
Other (expense) income, net	(180)	1,303	914	3,780

Income before income taxes	90,573	28,683	117,308	21,661

Provision for income taxes	33,631	11,832	42,719	10,885

Net income	$56,942	$16,851	$74,589	$10,776

Basic and diluted earnings per share	$0.86	$0.26	$1.13	$0.16

Weighted average shares outstanding:
Basic	66,141,710	65,925,121	66,090,164	65,861,550
Diluted	66,289,758	65,982,952	66,228,794	65,890,986

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2010	December 31, 2009
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$288,805	$245,592
Accounts receivable, net	427,919	339,796
Inventories, net	370,025	369,417
Other current assets	44,344	33,573

Total current assets	1,131,093	988,378
Property, plant and equipment, net	1,172,632	1,194,311
Restricted cash	84,298	101,149
Other assets, net	156,114	162,518

Total assets	$2,544,137	$2,446,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$304,924	$286,566
Long-term debt	515,441	515,400
Other liabilities	365,665	359,408

Total liabilities	1,186,030	1,161,374

Stockholders’ equity	1,358,107	1,284,982

Total liabilities and stockholders’ equity	$2,544,137	$2,446,356

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2009
	(In thousands of dollars)
Cash flows from operating activities
Net income	$74,589	$10,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,121	59,901
Deferred income taxes	6,065	(10,959)
Other balance sheet changes	(89,181)	93,634

Net cash provided by operating activities	55,594	153,352

Cash flows from investing activities
Additions to property, plant and equipment	(31,086)	(50,363)
Acquisition of business	—	(6,297)
Proceeds from disposition of assets	438	3,251
Proceeds from repayment of loan to affiliate	167	—
Settlements of derivative instruments	8,116	155

Net cash used for investing activities	(22,365)	(53,254)

Cash flows from financing activities
Proceeds from exercise of stock options	702	42
Dividends paid	(7,606)	(6,922)
Utilization of restricted cash	16,974	21,979
Capitalized debt issuance costs	(86)	(1,429)

Net cash provided by financing activities	9,984	13,670

Net increase in cash and cash equivalents	43,213	113,768
Cash and cash equivalents at beginning of period	245,592	90,239

Cash and cash equivalents at end of period	$288,805	$204,007

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands of dollars)
Net external sales
Olefins	$577,327	$386,542	$1,142,351	$709,311
Vinyls	241,062	188,323	454,372	353,805

	$818,389	$574,865	$1,596,723	$1,063,116

Income (loss) from operations
Olefins	$111,158	$44,289	$169,403	$60,363
Vinyls	(10,890)	(4,829)	(25,816)	(20,210)
Corporate and other	(731)	(3,285)	(9,621)	(4,881)

	$99,537	$36,175	$133,966	$35,272

Depreciation and amortization
Olefins	$21,465	$20,892	$42,701	$40,616
Vinyls	10,482	9,971	21,127	19,159
Corporate and other	146	50	293	126

	$32,093	$30,913	$64,121	$59,901

Other income (expense), net
Olefins	$36	$33	$74	$163
Vinyls	(408)	28	(25)	31
Corporate and other	192	1,242	865	3,586

	$(180)	$1,303	$914	$3,780

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

(USED FOR) PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2010	2009	2010	2009
	(In thousands of dollars)
EBITDA	$67,551	$131,450	$68,391	$199,001	$98,953
Less:
Provision for income taxes	9,088	33,631	11,832	42,719	10,885
Interest expense	8,788	8,784	8,795	17,572	17,391
Depreciation and amortization	32,028	32,093	30,913	64,121	59,901

Net income	17,647	56,942	16,851	74,589	10,776
Changes in operating assets and liabilities	(73,389)	48,329	35,262	(25,060)	153,535
Deferred income taxes	664	5,401	(19,064)	6,065	(10,959)

Net cash (used for) provided by operating activities	$(55,078)	$110,672	$33,049	$55,594	$153,352

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2010 vs. Second Quarter 2009		Second Quarter 2010 vs. First Quarter 2010
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+51.2%	-1.7%	+4.5%	-2.4%
Vinyls	+25.6%	+2.4%	+7.3%	+5.7%
Company	+42.8%	-0.3%	+5.3%	-0.1%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 2009	September 2009	December 2009	March 2010	June 2010
Ethane (cents/lb)	14.5	15.9	22.3	24.7	18.4
Propane (cents/lb)	17.3	20.6	25.8	29.4	25.7
Ethylene (cents/lb) (2)	31.5	32.3	40.5	52.3	45.6
Polyethylene (cents/lb) (3)	68.0	72.3	75.0	86.3	89.0
Styrene (cents/lb) (4)	46.3	56.5	55.3	67.7	64.7
Caustic ($/ short ton) (5)	368.3	171.7	216.7	273.3	356.7
Chlorine ($/ short ton) (6)	204.2	388.3	385.0	311.7	310.0
PVC (cents/lb) (7)	48.5	54.5	56.7	67.0	67.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.

(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.

(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.

(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.

(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.